marketing communications

AttuneRTD
Ongoing Marketing & Business Development Services Proposal

December 8, 2008

Proposal
USFI marketing communications (USFI) proposes to provide ongoing marketing strategy, business development and marketing communications to Attune RTD (Attune). Attune will name USFI as its marketing and business development agency of record.

Background
Having provided initial marketing services while Attune developed its infrastructure and created its BrioWave line of products, it is now time for Attune to generate sales through business development.

During this initial business development phase, Attune and USFI have agreed to fully collaborate and focus on securin revenue for the company by:

- Prioritizing business development over marketing/communications initiatives
- Doing the minimum marcom to support business development requirements
- Attune doing a good deal of the work
- USFI being lean and efficient in its processes and rigorous in pursuit of new partnerships
- USFI not billing for some hours to keep fees low

Scope
- USFI will provide business development support to identify select prospects, book meetings, attend meetings and help negotiate deals.
- Kyle Priest will carry a "VP Marketing" title and card on behalf of Attune to further support Business Development initiatives.
- USFI will provide low-level marketing communications services that support business development initiatives. (Other engagements for general marketing/branding (such as a website design) require incremental fees. Such engagements must be requested by client, and proposed under a separate agreement.)

Agreement
For the described services, USFI will bill actual hours incurred on behalf of Attune not to exceed $3,000 per month. US will also receive 5% of total annual revenues plus 5% of revenues in stock grants for three years from the start of this agreement on December 1, 2008 through November 31, 2011. This includes any and all forms of revenue for Attune R during this period of time.

Example:

- Attune does $1 million in year 1; Pays USFI:
  - Fees per month (not to exceed $3K/month or $36K/year)
  - 5% of sales in cash ($50K)
  - 5% of sales in stock grants ($50K in stock at current stock price (e.g., 156,250 shares at the value of $.32/sha
- Total value: $136K
- Total out of pocket maximum: $86K

[redacted]

Exclusions

- Hard costs associated with travel or other out of pocket expenses. These must be pre-approved by client.
- Specific marketing communications projects will require incremental fees which will be proposed and agreed to in advance, under separate agreement(s).
- Client may terminate agreement at any time with 60 days advance notice. Client responsible for fee payments through that 60 day notice period. USFI responsible to work during that 60 day period. Client responsible to pay 5% revenue and 5% stock for three years from final day of agreement, not day of notification.
- Current past due invoices are still due in full to USFI and are not grandfathered into this agreement.

Accepted by:

X ____________________ Attune RTD	Date 12.09.08	X ____________________ USFI Marketing Communications, Inc.	Date ______